Exhibit 19.1

Landstar System, Inc. Insider Trading Policy

(updated as of February 20, 2025)

Insider trading is a serious crime. Federal and state law prohibits the use of “material nonpublic information” when trading in or recommending securities. In accordance with applicable federal and state law, no member of the Board of Directors (each, a “Director”), officer, or employee of Landstar System, Inc. (the “Company”), its subsidiaries and affiliated companies (collectively, “Landstar”), nor their immediate family members or other persons living in their household (“Landstar Associates”), may engage in trades in or gifts (except as permitted below) of, directly or indirectly, Company common stock, debt, or any other securities (including options, warrants or preferred stock) whether for their own account, for the Company’s account or otherwise, while in possession of material nonpublic information (“Insider Trading”) relating to Landstar. Further, no Landstar Associate who is in possession of material nonpublic information may communicate such information to third parties who may use such information in the decision to purchase or sell Company stock (“Tipping”). These restrictions also apply to securities of other companies if a Landstar Associate learns of material nonpublic information in the course of his or her duties for Landstar. In addition to violating Company policy, Insider Trading and Tipping are illegal.

What constitutes “material” information is a complex legal question, but is generally considered to include information that a reasonable investor would be substantially likely to consider important in making an investment decision regarding Company securities or information that would significantly alter the ‘total mix’ of information available to the public regarding Landstar. A quantitative assessment of the magnitude of an item is not necessarily indicative of whether or not it is material, and both positive and negative information may be material. For example, information about the following could be material:

•	quarterly or annual earnings results or other earnings information;

•	financial forecasts and plans, including the ability to meet previous forecasts or the investment community’s estimates;

•	possible mergers, acquisitions, tender offers, joint ventures, divestitures or other changes in assets or other major transactions;

•	establishment of or major change in a program to buy the Company’s own shares;

•	changes in dividend policies or stock splits;

•	senior management changes or changes in control;

•	public or private sale of additional securities;

•	major litigation, governmental investigations or significant labor or other disputes;

•	major developments regarding customers, suppliers, agents, business capacity owners or other third-party capacity owners;

•	change in independent auditors or disagreements with independent auditors;

•	deterioration in the Company’s credit status; and

•	any non-public information (even information not exclusively relating to the business of Landstar) that could reasonably be expected to affect the price of securities of the Company.

Material information about Landstar should be considered “non-public” unless there is a certainty that it is publicly available. For example, Landstar Associates should assume that the information is not public unless the information has been disclosed in a press release, in a public filing (such as a report filed or furnished on Form 10-K, Form 10-Q or Form 8-K) made with the U.S. Securities and Exchange Commission (the “SEC”) or in materials provided to stockholders (such as an annual report, investor letter, investor webcast and accompanying presentation materials, prospectus or proxy statement), or is available through a news wire service or daily newspaper of wide circulation, and a sufficient amount of time has passed (i.e., at least two full trading days) so that the marketplace has had an opportunity to digest the information.

All non-public information concerning Landstar and its affairs is and remains the property of Landstar. Refer to the Company’s Confidential Information Policy and the Company’s Disclosure Policy for further discussion regarding what constitutes non-public Landstar information.

A Landstar Associate coming into possession of non-public Company information acquires no interest or right in the information, and merely holds it as an incident to his employment or service, as applicable. Landstar Associates in possession of non-public Landstar information hold the information as trustees for the benefit of the Company and its stockholders and are under fiduciary responsibilities. Any Landstar Associate in possession of material non-public Landstar information must refrain absolutely from any trading in the Company’s stock, until such time as the information has been publicly disseminated. It is a violation of Company policy, and potentially civilly or criminally unlawful, for a Landstar Associate to disclose — even inadvertently — to persons outside of the Company non-public Landstar information, other than as required in the ordinary course of performing duties for the Company. Anyone who violates this policy, by either trading on material non-public Landstar information or passing on such material non-public Landstar information to others, may be discharged and, if appropriate, legal proceedings on behalf of the Company may be commenced against the Landstar Associate.

Limitation on Insider Trades

No Director or executive officer of the Company will, directly or indirectly, purchase, sell or otherwise acquire or transfer any Company securities (other than an exempted security under the Sarbanes-Oxley Act) during any “blackout period,” which is defined as any period of more than three consecutive business days during which the ability of at least 50% of the participants or beneficiaries under all individual account plans maintained by the Company to purchase, sell or otherwise acquire or transfer an interest in Company equity is temporarily suspended by the Company or its fiduciary. Any exceptions or deviations from this limitation must be approved in advance by the Board of Directors.

Trading By Restricted Persons

You are a “Restricted Person” if you are a Director, the President and Chief Executive Officer, the Chief Financial Officer or any other member of Landstar’s Executive Leadership Team. In addition, other individuals may also be designated as “Restricted Persons” by the President and Chief Executive Officer or the Chief Financial Officer from time to time, depending on the nature of their responsibilities and their access to material non-public Landstar information.

If you are a Restricted Person, you must limit your transactions in Company securities to periods when you can reasonably be satisfied that there are no material non-public pending developments which might have a bearing on the market price of Company securities. To this end, purchases and sales of Company securities by Restricted Persons will only be permitted during “window periods” to be established by the Chief Financial Officer, so long as such Restricted Person is not in possession of material nonpublic information at the time of the transaction. A memorandum is distributed by the Chief Financial Officer annually stating the window periods during which stock transactions are permitted in accordance with the Company’s insider trading policy. Such “window periods” may include all times except for:

•	a period of time prior to the end of any Company fiscal quarter to be established by the Chief Financial Officer;

•	any time subsequent to the end of any Company fiscal quarter and prior to the release of quarterly or annual earnings;

•	the 2 business-day period subsequent to the release of quarterly and annual earnings; and

•	such other periods following the wide dissemination of information on the status of Landstar and its current results as to which you will be specifically advised.

Restricted Persons and any other persons living in a Restricted Person’s household and any entities a Restricted Person may control (each, a “Related Person”) may not engage in any transaction, including gifts, involving Company securities, at any time without first obtaining pre-clearance of the transaction from the Chief Executive Officer or Chief Financial Officer. A request for pre-clearance should be submitted to the Chief Executive Officer or Chief Financial Officer at least one business day before the proposed transaction. More complex transactions may require more than one business day of review in connection with a request for pre-clearance. The Chief Executive Officer or Chief Financial Officer, in consultation with the General Counsel, will then determine whether the transaction may proceed and, if so, assist in complying with the SEC’s reporting requirements. In the event an approved transaction is not consummated within the time period agreed to by the Chief Executive Officer or Chief Financial Officer, it must be re-approved before it may be consummated at a later date. Note also that pre-clearance of trades to be made by a Restricted Person or Related Person expires if the proposed trade is not completed within two (2) days of your proposed transaction date. These restrictions do not apply to automatic deduction of shares by the Company from an award of restricted stock or restricted stock units to account for tax withholding requirements upon the vesting of restricted stock or settlement of restricted stock units. These restrictions do apply, however, to any open market sale of vested Company shares, including to satisfy tax liabilities.

Gifts

Gifts of Company securities may include gifts to trusts for estate planning purposes, as well as donations to a charitable organization. Whether a gift of securities is a transaction that should be avoided while the person making the gift is in possession of material nonpublic information may depend on the various circumstances surrounding the gift.

Accordingly, you are encouraged to consult the General Counsel when contemplating a gift, and you may not make any gifts while in possession of material nonpublic information without first obtaining pre-clearance of the transaction from the Chief Executive Officer or Chief Financial Officer. A request for pre-clearance should be submitted to the Chief Executive Officer or Chief Financial Officer at least one business day before the proposed gift. More complex transactions may require more than one business day of review in connection with a request for pre-clearance.

Related Persons are required to obtain pre-clearance prior to making any gift, at any time, as described above.

Rule 10b5-1 Plans

A Restricted Person may be able to trade in Company securities outside of the “window periods” set forth above if the Restricted Person has entered into a so-called Rule 10b5-1 plan. Rule 10b5-1 plans allow corporate insiders (e.g., Restricted Persons) to establish an affirmative defense to insider trading allegations by effecting transactions pursuant to a pre-established written plan that specifies (by, for example, formula or actual dates) when trades are to be made, is entered into at a point in time when the insider does not possess material non-public information and the other conditions of Rule 10b5-1(c), including the applicable “cooling-off” period, are satisfied. In general terms, a Rule 10b5-1 plan can be designed to allow purchases and sales even when the Restricted Person would otherwise be restricted from trading by a restricted period or the possession of material non-public information.

Among the conditions required for establishing the affirmative defense, a Rule 10b5-1 plan must (i) impose a “cooling-off” period between plan adoption and the commencement of trading under the plan (generally, at least 90 days for Directors and officers, 30 days for all others); (ii) include, or be accompanied by, a certification that at the time the plan was adopted the corporate insider was not in possession of any material non-public information and that the plan is being adopted in good faith and not as part of a plan to evade securities laws; and (iii) be entered into and operated in good faith (for example, in connection with modifying or terminating a plan). Additionally, corporate insiders may enter into only one single-trade 10b5-1 plan during any consecutive twelve-month period and may not enter into overlapping Rule 10b5-1 plans that allow trades during the same period, subject to certain exceptions. A Restricted Person’s Rule 10b5-1 plan must (A) be in writing and in a form acceptable to the Company; (B) be approved in writing by the Chief Executive Officer or Chief Financial Officer prior to the plan being entered into; (C) contain such terms and conditions as may be required by Rule 10b5-1; (D) be entered into and operated in compliance with Rule 10b5-1; and (E) not be entered into during a restricted period or when the Restricted Person is in possession of material non-public information. Any amendment or termination of a Restricted Person’s Rule 10b5-1 plan must also be approved by the Chief Executive Officer or Chief Financial Officer.

Trading by Officers

All other officers of Landstar who are not Restricted Persons are required to provide the Company’s President and Chief Executive Officer or Chief Financial Officer with at least 24 hours advance notice of any trade in or gift of the Company’s securities. This notice can be provided via e-mail or any other reasonable means.

Section 16 Reporting

Section 16 of the of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) and the regulations thereunder require officers and Directors of the Company (“Section 16 Insiders”) to report to the SEC numerous types of transactions in Company equity securities. Such reporting is generally made on an SEC-prescribed document known as a “Form 4.” Each form reporting a trade made pursuant to a Rule 10b5-1 plan will also be required to disclose the date of adoption of such trading arrangement under “Explanation of Responses” (this disclosure may optionally include additional relevant information about the trade). Section 16 of the Exchange Act also prohibits Section 16 Insiders of the Company’s equity securities from both purchasing and selling equity securities within a six-month period (this is known as the “Short Swing Profit Rule”). Violations of the Short Swing Profit Rule generally result in litigation, which requires the trader to disgorge any profits to the Company.

The required reporting of transactions in Company equity by Section 16 Insiders requires timely communication between those individuals and the Company. Each Section 16 Insider must notify the Chief Financial Officer or such person’s designee on the day on which such insider completes any transaction in Company equity, including gifts.

Trading in Securities of other Companies

The prohibition on insider trading in this policy applies to trading securities of other companies and is not limited to trading in securities of the Company. It is a violation of this policy to trade in the securities of another company if you obtained material nonpublic information about that company in the course of your employment by Landstar. It is important to recognize that you may come into possession of material nonpublic information concerning other companies in the ordinary course of your employment responsibilities, such as dealings with major customers, suppliers or other parties to business transactions (e.g., acquisitions, investments or sales). Remember that information that is not material to Landstar may nevertheless be material to one of those other companies, and it is not permissible under this Policy for you to make personal use of such material, non-public information gained in the course of your employment.

Trading in Derivatives and Exchange-Traded Options, Hedging Transactions and Pledging Transactions

The Board has established a policy that prohibits the hedging and pledging of Company common stock by members of the Company’s Board and Executive Leadership Team under any circumstances. In addition, all Landstar employees are prohibited from entering into or trading any exchange-traded security which is a derivative of the common stock of the Company. All Landstar Associates are prohibited from short selling or entering into or trading any exchange-traded options or derivative securities (whether on an exchange or in any other organized market) with respect to the equity of the Company.

Civil and Criminal Penalties for Insider Trading

Authorities that regulate public securities trading (including the SEC, the U.S. Attorney and the stock exchanges) have sophisticated methods to discover and investigate insider trading. If you become involved in an insider trading investigation, it will involve embarrassing, expensive legal proceedings for you, the Company and possibly your family and social and business associates. The negative publicity of an insider trading investigation, even if it does not result in any formal charges, could seriously hurt Landstar’s reputation and business.

The civil and criminal penalties for violating the insider trading laws are serious and can be substantial. You will be required to cover the cost of your defense and/or the penalties or fines you may be required to pay. If you are liable, even if you have entered into an indemnification agreement with the Company, these expenses may not be indemnifiable by the Company.

Anyone found liable for trading on inside information may be required to pay the government an amount equal to any profit made or loss avoided, may be liable for a civil penalty of three times this amount and may face criminal penalties including prison time and/or a very significant fine. Persons found liable for Tipping, even if they did not trade themselves, may be required to pay a penalty of up to three times the amount of the profit gained or the loss avoided by everyone in the line of tippees. In addition, if the actual traders cannot pay the profit gained or loss avoided, the non-trading tipper may be responsible for this payment. Penalties can also include being banned from serving as an officer or director of any public company.

The laws and regulations governing insider trading are very complex. A Landstar Associate legitimately may be unsure how the law applies in a given instance. If there is any doubt in your mind, ask before you trade. All questions can be referred to the General Counsel.

Post-Termination Transactions

This policy continues to apply to your transactions in (A) securities of the Company and (B) in securities of another company if you have obtained material non-public information about such company in the course of your employment by or relationship with Landstar, in each case even after you are no longer employed by Landstar. If you are in possession of material non-public information when your employment terminates, you may not trade in such securities until that information has become public or is no longer material.